424(b)(3)
                                                                      333-165396

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AXA Equitable Life Insurance Company

SUPPLEMENT DATED OCTOBER 8, 2010 TO THE CURRENT PROSPECTUS FOR STRUCTURED CAPITAL STRATEGIES(SM)

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This supplement modifies certain information in the above-referenced
Prospectus, Supplements to Prospectus and Statement of Additional Information ("SAI"), (together, the "Prospectus"). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus. You should keep this supplement with your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the Prospectus. Please note the following changes described below:

The word "decreases" is replaced with the word "increases" in your Prospectus in the following three locations: (1) the fourth sentence of seventh paragraph in "What is Structured Capital Strategies(SM)?"; (2) the third sentence of the sixth bullet point under "Structured Investment Option" in "Structured Capital Strategies(SM) at a glance -- key features"; and (3) the third sentence of the seventh bullet point in "Risk Factors".














    Structured Capital Strategies(SM) is issued by and is a service mark of
             AXA Equitable Life Insurance Company (AXA Equitable). Co-distributed by affiliates AXA Advisors, LLC and AXA Distributors, LLC.
                          1290 Avenue of the Americas,
                              New York, NY 10104.

   Copyright 2010 AXA Equitable Life Insurance Company. All rights reserved.

                      AXA Equitable Life Insurance Company
                          1290 Avenue of the Americas
                               New York, NY 10104
                                 (212) 554-1234

IM-10-28 (10/10)                                                          x03374
SCS/NB/IF                                                 CAT NO. 146227 (10/10)